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                                                                    EXHIBIT 99.1



PROTEIN DESIGN LABS TO HUMANIZE ANTIBODY FOR LILLY

Fremont, CA, September 7, 2000 -- Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today announced that it has agreed to adapt for human use a murine antibody from Eli Lilly and Company (Lilly). Lilly will pursue the development of the resulting humanized antibody as a therapeutic pharmaceutical product.

PDL will receive a non-refundable upfront signing fee of $1.7 million, milestone payments upon the achievement of specified objectives, annual maintenance fees and royalties on sales of the humanized antibody. PDL recognizes revenue from humanization contracts over the period in which the work is conducted, typically several months.

"Through the use of PDL's technology and expertise, Lilly will accelerate the introduction of an important therapeutic monoclonal antibody into clinical development as part of Lilly's growing biotechnology portfolio," said Thomas F. Bumol, Ph.D., Executive Director, Research Technologies and Product Development, for Lilly.

"We are pleased that Lilly has chosen PDL's humanization technology to expedite its development of an antibody directed at a significant disease target," said Robert L. Kirkman, M.D., Vice President, Business Development and Corporate Communications, for PDL.

Separately, PDL announced that Lilly has decided not to extend the term of the research funding past November 30, 2000 under an agreement through which the companies have been collaborating to discover new bacterial targets for antibiotics.

Protein Design Labs, Inc., is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, transplantation and cancer. PDL holds fundamental patents in the U.S., Europe and Japan for its antibody humanization technology. Further information on PDL is available through the company's website at www.pdl.com.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.